Exhibit 99.2

Joint Filer Information

Name:	Brynn E. Rauth

Address:	1485 East Valley Road, Suite H
Santa Barbara, CA 93108

Designated Filer:	William R. Rauth III

Issuer & Ticker Symbol:	Impac Medical Systems, Inc. – IMPC

Date of Event Requiring Statement: February 6, 2004

Signature:	/s/ William R. Rauth III
William R. Rauth III, as attorney-in-fact for reporting person